EXHIBIT 6(W)

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this “Agreement”) dated as of June 21, 2022, is made by and among GK INVESTMENT PROPERTY HOLDINGS II, LLC, a Delaware limited liability company (“Lender 1”) and GK HOLIDAY VILLAGE, LLC, a Delaware limited liability company (“Lender 2” and together with Lender 1 are each a “Lender” and collectively, the “Lenders”).

WITNESSETH:

WHEREAS, each Lender has entered into a secured lending arrangement with PERU GKD PARTNERS, LLC, an Illinois limited liability company (the “Company”);

WHEREAS, as part of each such lending arrangement, the Company has executed and delivered a promissory note to Lender 1 dated as of June 21, 2022 in the principal amount of Three Million Two Hundred Fifty Thousand and 00/100 Dollars ($3,250,000.00) and a promissory note to Lender 2 dated as of June 21, 2022 in the principal amount of One Million Nine Hundred Fifteen Thousand and 00/100 Dollars ($1,915,000.00) (all indebtedness and other obligations of the Company to the Lenders as evidenced by each promissory note being the “Loan Obligations” and all promissory notes being, collectively, “Notes”);

WHEREAS, the Loan Obligations of each Lender is secured by a Mortgage, Security Agreement, Assignment of Rents and Fixture Filing dated as of June 21, 2022 (each being a “Mortgage” and collectively, the “Mortgages”) in the real property commonly known as Peru Mall, 3940 Route 251, Peru, Illinois 61354 (the “Property”) granted by the Company to each Lender; and

WHEREAS, it is contemplated that the Mortgage held by each of the Lenders in the Property shall rank pari passu on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Lenders agree as follows:

1. Each Lender hereby acknowledges that the security interests held by each of Lender pursuant to the Mortgages shall rank equally and ratably without priority over one another, regardless of the order of time in which any such security interests or claims arise, attach or are perfected by filing, recording, possession, control or otherwise. Each Lender and its Loan Obligation is listed in Schedule 1 attached hereto.

2. The Notes and the Mortgages shall include all renewals, replacements, modifications and extensions thereof, to the extent that such renewals, replacements and modifications do not increase the principal amount thereof.

3. The principal amount of the Notes, or as amended, may not exceed Five Million One Hundred Sixty-Five Thousand and 00/100 Dollars ($5,165,000.00) in the aggregate (“Maximum Amount”). All Notes must be on the same payment terms which shall be monthly payments of principal and interest (payments based on a 25-year amortization period and an interest rate of 8% per annum), with a payment of all unpaid principal and all accrued and unpaid interest due and payable on the maturity date. The Notes may not be prepaid in whole or part without the Lenders’ approval and must have coterminous maturity dates. The terms of this Agreement shall be incorporated into such Note as if they were original a part of such documents.

4. This Agreement and all obligations hereunder, or with respect hereto, shall continue in full force and effect so long as any of the Loan Obligations remain outstanding.

1

5. Each Lender shall (a) promptly notify the other Lenders of any default under its Note, the Mortgage or any other agreements or documents executed in connection therewith, as applicable (a “Default”) known to such Lender and not reasonably believed to have been previously disclosed to the other Lenders; (b) provide the other Lenders with such information and documentation as such other Lenders shall reasonably request in the performance of their respective obligations hereunder, including but not limited to information relative to the outstanding balance of principal, interest and other sums owed to such Lender by the Company; and (c) cooperate with the other Lenders with respect to any and all collections and/or foreclosure procedures at any time commenced against the Company or otherwise in respect of the Collateral securing the Loan Obligations. In the event of a Default, the Lenders may agree to appoint one Lender or Lender’s designee to act on behalf of all of the Lenders hereunder.

6. Any and all payments under the Notes as between all Lenders shall be paid equally and ratably. Furthermore, no Lender may accelerate the obligations of the Company under its Note and commence and complete the exercise of all of its other rights and remedies thereunder (without the approval or joinder of all Lenders). No Lender has an obligation to the other Lenders to take any steps with regard to the enforcement or protection of other Lender’s rights to the security for its Note. In the event of a Default by the Company under any Loan Obligation, should any payment, distribution or security or proceeds be received by a Lender upon or with respect to such Lender’s loan prior to the satisfaction in full of the Default, such Lender shall immediately deliver the same equally and ratably to all Lenders in the form received (except for endorsement or assignment by such Lender where required), for ratable application on the loans (whether or not then due) and, until so delivered, the same shall be held in trust on behalf of all Lenders by such Lender as the property of all Lenders. Notwithstanding anything herein to the contrary, the Company may not prepay a Note at any time in whole or in part, unless (a) no Default exists under the loans, (b) such payment on the Note will be paid equally and ratably to all Lenders hereunder, or (c) all Lenders otherwise agree in writing to such prepayment.

7. With respect to matters related to the enforcement of this Agreement, this Agreement shall be governed by, and be construed in accordance with, the laws of the state in which the Property is located.

8. This Agreement is solely for the benefit of and shall bind the parties hereto and their respective successors and assigns, and no other person or persons shall have any right, benefit, priority or interest under or because of the existence of this Agreement. In the event of the transfer or assignment of all or any part of any of the security interests or claims described in this Agreement, the priorities established in this Agreement shall continue in full force and effect with respect to such assigned or transferred interests or claims, and the assigning party agrees to advise such assignee and transferee of such continuing priorities and obtain such assignee’s or transferee’s agreement thereto.

9. This Agreement may be executed in counterparts, which when executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement.

10. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. The provisions of this Agreement are, and are intended, solely for the purpose of defining the relative rights of the Lenders by and amongst themselves. Nothing contained herein is intended to or shall impair, the obligation of the Company as among the Lenders.

11. This is a continuing agreement and will remain in full force and effect until all but one of the loans have been fully paid, performed and satisfied. This Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any payment of a Note is rescinded or must otherwise be returned by a Lender upon the insolvency, bankruptcy, or reorganization of the Company or otherwise, all as though such payment had not been made.

12. No defect in, invalidity of, or absence or loss of priority in, or under this Agreement or the Notes or the Mortgages shall affect the respective rights under this Agreement.

2

13. Each Lender agrees not to amend or modify its respective Note or Mortgage, without the prior written approval of the other if any such amendment or modification could materially adversely affect the other’s rights and priority to the Property or this Agreement.

14. Within ten (10) business days after a request therefor by any Lender (the “Requesting Party”), the party of whom such request is made, including the Company (the “Responding Party”) shall furnish to the Requesting Party, at the Requesting Party’s expense, a written letter addressed to the Requesting Party and any other party reasonably requested by the Requesting Party (including, without limitation, any actual or prospective assignee of the Requesting Party) which states the principal amount then outstanding on the Responding Party’s loan(s) and the date to which interest on such loan has been paid, the amount of any escrows, reserves or other sums held by or on behalf of the Responding Party (whether or not disbursed) and stating whether it has given any notice of the existence of any default under the Responding Party’s loan and that, to its knowledge, there is no condition or event which constitutes a default or which, after notice or lapse of time or both, would constitute a default or, if any such condition or event exists, specifying in reasonable detail the nature and period of existence thereof and what action the Company is taking or (to the extent then known to the Responding Party) proposes to take with respect thereto.

[Signature Page Follows]

3

IN WITNESS WHEREOF, each of the Lenders has duly executed this Intercreditor Agreement as of the day and year first written above.

LENDERS:

GK INVESTMENT PROPERTY HOLDINGS II, LLC, a Delaware limited liability company

By:	GK Development, Inc., its Manager

By:	/s/Garo Kholamian
Name:	Garo Kholamian
Title:	President

GK HOLIDAY VILLAGE LLC, a Delaware limited liability company

By:	/s/GK Development, Inc., its Manager

By:	/s/ Garo Kholamian
Name:	Garo Kholamian
Title:	President

ACKNOWLEDGED:

PERU GKD PARTNERS, LLC, an Illinois limited liability company

By: GK Development, Inc., an Illinois corporation, its Manager

By:	/s/ Garo Kholamian
Name:	Garo Kholamian
Title:	President

4

SCHEDULE 1

Lender	Loan Obligation
GK INVESTMENT PROPERTY HOLDINGS II, LLC	$3,250,000.00
GK HOLIDAY VILLAGE, LLC	$1,915,000.00

5